MASTER MANUFACTURING AGREEMENT

THIS AGREEMENT, effective February 10, 2010, is entered into between DIC Imaging Products USA, LLC located at 7300 South Tenth St., Oak Creek, WI 53154 (hereinafter referred to as “DIP”) and Ecology Coatings, Inc. located at 2701 Cambridge Court, Suite 100, Auburn Hills, MI 48326 (hereinafter referred to as “ECOC”).

WHEREAS, ECOC has developed proprietary information relating to the manufacture of UV Coatings; and

WHEREAS, ECOC is seeking a source of supply by having a third party manufacture such products for ECOC as ECOC may from time to time request pursuant to the terms of this Master Manufacturing Agreement and such other terms as to which the parties hereto may agree in an Addendum or Addenda to this Agreement; and

WHEREAS, DIP is willing to manufacture such products (hereinafter, “Products”) for ECOC as may be specified in an Addendum or Addenda to this Master Manufacturing Agreement; and

WHEREAS, ECOC is willing to provide DIP with its detailed proprietary information and technical assistance necessary in order to enable DIP to manufacture Products for ECOC;

NOW, THEREFORE, in consideration of the mutual convenants and promises hereinafter contained, the parties agree as follows:

ARTICLE I - DEFINITIONS

1.1           “Addendum” or “Addenda” shall refer to a document or documents issued pursuant to this Agreement which specifies the Product(s) which DIP may agree from time to time to manufacture for ECOC, which contains information of the nature set forth in Exhibit I, together with such other terms which may supplement this Agreement, and which has been accepted and signed by each of the parties hereto.

1.2           “Agreement” shall mean this Master Manufacturing Agreement.

1.3.           “Confidential Information" shall mean any and all technical information made available and disclosed by either party: (a) heretofore pursuant to the provisions of the ECOC/DIP secrecy agreement, (b) pursuant to the provisions of this Agreement, (c) ECOC’s Product formulas, or (d) ECOC’s customers except:

(a)      information which at the time of disclosure is in the public domain; or

(b)      information which after disclosure is published or otherwise becomes part of  the public domain through no fault of the disclosing party (but only after it is published or otherwise becomes part of  the public domain); or

(c)      information which the receiving party can show was in its possession at the time of disclosure by the disclosing party and which the receiving party without breach of any obligation is free to disclose to others; or

(d)      information which was received by the receiving party after the time of disclosure by the disclosing party from a third party which did not acquire it from the disclosing party under an obligation of confidence and which the receiving party without breach of any obligation is free to disclose to others; or

(e)      information which the receiving party can show by written documentation was independently developed by it without resort to the disclosing party’s Confidential Information.

For the purposes of this Paragraph 1.2, specific disclosures made by the disclosing party to the receiving party, shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the public domain or in the receiving party 's possession.  In addition, any combination of features disclosed by the disclosing party to the receiving party shall not be deemed, as to the receiving party, to be within the foregoing exceptions merely because individual features are separately in the public domain or in the receiving party 's possession, but only if the combination itself and its principle of operation are in the public domain or in the receiving party 's possession.

1.4           “Non-Conforming Product” shall mean Product that does not meet Product specifications. The term does not include Product having issues related to product performance or unknown process issues identified after the product is in the market which do not result from failure of the DIP to manufacture the Products in accordance with ECOC’s specifications and quality control procedures set forth in the Addendum related to the Product or to other information provided in writing by ECOC to DIP the receipt of which is acknowledged and accepted by DIP.

1.5            “Products” shall mean those materials and formulas identified in a written Addendum or Addenda executed by the parties including natural and obvious modifications and extensions of those materials and formulas.

1.6           “Specifications” shall mean the specifications and quality control procedures set forth in writing with respect to each Product and raw materials in the applicable Addendum for that Product or in a writing whose receipt is acknowledged and accepted by DIP in writing which specifically states that it contains or relates to Product specifications.

ARTICLE II - CONFIDENTIALITY

2.1           ECOC shall own all the intellectual property rights associated with the Products.  DIP may not: (i) copy, reproduce, modify, transmit, broadcast, republish, upload (except into process computers, quality document control system and ERP system for the purpose of performing the work related to this Agreement), distribute publicly or create derivative works based on the Products (ii) reverse engineer, decompile, deformulate, disassemble or otherwise reproduce the Products.  DIP and ECOC agree to hold in confidence and not disclose to any third party, including affiliates, or (iii) otherwise attempt to identify the chemical composition of any Product, unless specifically authorized in writing by ECOC and not use except for the purposes of this Agreement, all Confidential Information.

ECOC shall not disclose to any party that DIP manufactures Products for ECOC unless specifically authorized in writing, which authorization will not be unreasonably withheld, or unless the disclosure is required by law.

ARTICLE III -MANUFACTURE

3.1           DIP shall manufacture Products for ECOC in conformance with Specifications as requested from time to time by ECOC in an Addendum or Addenda which have been accepted in writing by DIP.

3.2           DIP shall fill orders for Products  as to which an Addendum has been accepted in writing by DIP as requested by ECOC by purchase orders submitted to DIP from time to time. DIP shall be deemed to accept a purchase order upon the earliest to occur of following:  (i) DIP’s acknowledgement of the purchase order by sending a confirming email to orders@ecologycoatings.com within 1 business day.; (ii) any other event constituting acceptance under applicable law.  ECOC will provide DIP with a four (4) month rolling estimate forecast of orders for each Product by the 10th of every month.  ECOC may cancel an accepted order at any time so long as ECOC reimburses DIP for product obsolescence costs.

3.3           ECOC will provide DIP with purchase orders 7 days prior to requested delivery date.

3.4           DIP will purchase and maintain a minimum of 1 month’s safety stock for raw materials and or finished goods.

3.5           During the term of this Agreement, if DIP desires to produce Products other than for customers of ECOC, DIP agrees to exclusively work with ECOC to produce such Products under mutually agreeable terms.

ARTICLE IV - PRICING & DELIVERY STRUCTURE

4.1           The initial pricing for each Product will be set forth as agreed by the parties in the applicable Product Addendum.  Pricing will be specified on each purchase order.  No price increases by DIP will be allowed without at least sixty (60) days written notice to, and approval by, ECOC.  In the event that ECOC fails to approve any price increase requested by DIP, then DIP shall be free to discontinue the manufacture of the relevant Product sixty (60) days following the date of the notice of the proposed price increase, without liability to ECOC.  Upon completion of manufacturing feasibility DIP shall provide ECOC a cost breakdown of its aggregate net purchase costs of the raw materials, manufacturing tolling costs and transportation costs for each ECOC formula that ECOC discloses to DIP.

4.2           Shipping terms and prices for all Products delivered will be specified on each Product Addendum.  Unless otherwise specified, all shipments shall be F.O.B. ECOC’s customer location(s) (Incoterms 2000).  In the event of a delay in delivery which is requested by ECOC, DIP will store the Products at ECOC’s risk and expense.  Acceptance of Products shall be subject to inspection by ECOC and/or ECOC’s customer for timely delivery, conformity with specifications and conformity with this Agreement.  Non-Conforming Products may be returned to DIP for correction or replacement within 30 days of ECOC’s or ECOC’s customer’s notification of nonconformance.  ECOC shall in good faith assist DIP in reworking all nonconforming products as soon as possible.  DIP will immediately notify ECOC of each shipment to ECOC’s customer by forwarding an email to invoices@ecologycoatings.com.

4.3           Payment terms for the first six months of this Agreement are net 60 days.  Payment terms for the next three months (months 7, 8 and 9 after execution of this Agreement) are net 45 days.  Thereafter (10th month after execution of this Agreement) payment terms are net 30 days.  DIP may not withhold production based on ECOC’s failure to pay any invoice in dispute.

4.4           Free samples requested by ECOC to start new business will be purchased by ECOC.  Free samples requested by DIP to start new business will be purchased by DIP, see Article 3.5.  Freight costs will be paid by the requesting party.

ARTICLE V - WASTE AND DISPOSAL

5.1           It is understood and agreed that any waste generated in the course of manufacture and the disposal of such waste shall be the sole responsibility of DIP.

ARTICLE VI – ENVIRONMENTAL REGULATIONS

6.1           DIP shall be responsible for compliance with all applicable federal, state and local laws, rules, regulations and ordinances applicable to the manufacturing process.  ECOC shall be responsible for ensuring that all raw materials and Products meet applicable Environmental laws, including country chemical registration.

ARTICLE VII - LIABILITY AND WARRANTY

7.1           DIP shall assume all liability for any loss of Products and/or raw materials used to manufacture Products which result from DIP’s failure to manufacture Products in accordance with
Specifications, including damages directly incurred by ECOC and/or its customer(s) as a result of such failure. DIP shall have no liability for performance issues or product defects which  arise with respect to the Products which are manufactured in accordance with Specifications and quality control procedures and which do not result from the failure of Products to conform to these Specifications.

7.2           Except as specifically provided in this Article VII, DIP makes no warranty of any kind, express or implied, including the warranties of merchantability and fitness for a particular purpose, other than the warranty that the Products are in accordance with the specifications recited in the applicable Addendum.  IN PARTICULAR, IN NO EVENT SHALL DIP BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING OUT OF THE USE, OR INABILITY TO USE, THE PRODUCTS MANUFACTURED HEREUNDER, WHETHER SUCH CLAIM ALLEGES BREACH OF WARRANTY, NEGLIGENCE OR ANY OTHER CAUSE AND WHETHER OR NOT DIP KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE.

7.3           ECOC shall defend and indemnify DIP against any claims from third parties which allege damage, loss or injury arising out of the use of the Products, unless the damage, loss or injury is due DIP’s breach of this Agreement or the failure of DIP to manufacture Products in conformance with applicable Specifications.

7.4           DIP agrees to defend, indemnify and hold ECOC harmless from and against any and all claims, actions, demands, damages, liability, losses, fines, penalties, costs and expenses (including reasonable attorneys’ fees) to the extent relating to or arising out of (i) a breach of this Agreement by DIP, its employees, agents, representatives, or contractors; (ii) the failure of DIP to manufacture Products in conformance with Specifications; (iii)  the willful misconduct of DIP, its employees, agents, representative, or contractors; or (iv) a claim alleging that the services provided by DIP infringe and/or misappropriate another’s patent, trademark, copyright, trade dress, trade secret or other intellectual property right, expect to the extent that such claims arise from allegations that the Product itself infringes the intellectual property rights of any third party.

ARTICLE VIII – PROPRIETARY RIGHTS INFRINGEMENT

8.1           DIP reserves the right to discontinue the manufacture, sale and/or use of any material which material is alleged by a third party to constitute the infringement of any patent, trade secret or other proprietary right.  ECOC agrees to defend, indemnify and save DIP harmless from any cost, damages and reasonable attorney fees which it may sustain arising out of its manufacture of Products under this Agreement, provided that ECOC is promptly notified in writing of any allegation or complaint of infringement and is afforded the right to take sole charge of disposal of any infringement action with attorneys of its selection, at ECOC's expense.  ECOC shall have the right, at its expense to settle any such infringement suit, without the consent of DIP.  DIP shall, however, be solely responsible for claims of infringement relating to its manufacturing processes.

ARTICLE IX – CONFLICT

9.1 This Agreement will be controlling over any terms and conditions included in any Purchase Order form used in ordering Product, unless otherwise agreed by the Parties in writing.  In the event of a conflict between the terms of this Agreement and the terms of any Addendum agreed to in writing by the parties, the terms of the Addendum shall take precedence and shall govern.

ARTICLE X - FORCE MAJEURE

10.1   Neither party shall be responsible to the other for failure to perform any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosions, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment or failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage or by any cause beyond the reasonable control of the party in question.

ARTICLE XI - ADDRESSES OF THE PARTIES

11.1   The addresses of the parties hereto are as set forth at the beginning of this Agreement, but either party may change its address for the purpose of this Agreement by notice in writing to the other party.  In the event notices, statements and payments received under this Agreement by a party hereto are sent by certified or registered mail to the party entitled thereto at its above address, they shall be deemed to have been given or made as of the date so mailed; communications delivered manually, by non-certified or non-registered mail, FAX, telex or cable shall be deemed to have been given or made when actually received by the party entitled thereto at its above address.

ARTICLE XII - ASSIGNMENT

12.1           This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire assets and business of the respective parties hereto.  This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party.  Any and all assignments of this Agreement or of any interests therein not made in accordance with this Article XII shall be void.

ARTICLE XIII - CONSTRUCTION

13.1           The validity and interpretation of this Agreement and the legal relationships of the parties to it shall be governed by the laws of the State of Michigan, without giving effect to their choice of laws provisions.  In the event of a dispute, the parties agree not to commence litigation prior to undertaking a good faith attempt to resolve the dispute using alternative dispute resolution.  In the event that such dispute is not amicably resolved following a good faith attempt by the parties to resolve the dispute by means of alternative dispute resolution, then any disputes hereunder shall be resolved by a court of competent jurisdiction located in the State of Michigan.

13.2           None of the provisions in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law or ordinance, the latter shall prevail; but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

13.3      This document, including all Exhibits attached hereto, constitutes the full understanding between the parties hereto with reference to the subject matter hereof and no statements or understandings, oral or written made prior to or at the execution hereof shall vary or modify the written terms hereof neither party shall claim any amendment; modification or release from any provision hereof except by a formal written amendment to this Agreement which has been subscribed by both parties.

ARTICLE XIV - TERM and TERMINATION

14.1           If a party shall be in breach of any obligation hereunder, the other party may give written notice of termination by calling attention to such default, and specifying a termination date not less than one hundred twenty (120) days after the date of such notice.  Unless the defaulting party has remedied such default prior to the termination date specified in such notice, this Agreement shall automatically terminate as of said designated date.  Either party may terminate this Agreement without cause upon six (6) months prior written notice to the other party.

14.2           Upon commencement of this Agreement, ECOC and DIP will proceed with pre-production feasibility to allow DIP an opportunity to approve manufacturing feasibility and final cost quotations associated with manufacturing ECOC’s Products.  Upon completion of this assessment, ECOC may issue final purchase orders to DIP for normal production.

DIP will provide the labor, equipment, consumables (Raw materials, packaging supplies, filters, etc.) and resources necessary to complete the manufacturing feasibility.  ECOC will be free to sell any Product produced during the pre-production feasibility process to ECOC’s customer(s).  In the event such Product is not accepted by ECOC’s customer due to DIP’s failure to manufacture Product in accordance with specifications, ECOC will have no responsibility to reimburse DIP for the cost of consumables used in the pre-production feasibility process.  In the event such Product is not accepted by ECOC’s customer due to a problem with ECOC’s formula, raw material specification, failure to properly transfer the manufacturing technology, or loss of business, ECOC will reimburse DIP for the cost of consumables used in the pre-production feasibility process.  In the event such Product is not accepted by ECOC’s customer and a cause for the lack of acceptance cannot readily be determined, ECOC will have no responsibility to reimburse DIP for one-half of the cost of consumables used in the pre-production feasibility process.

14.3	Any termination of this Agreement shall not:

(a) release a party from any claim of the other party accrued hereunder prior to the effective date of such termination; or

(b) release DIP from its obligations under the provisions of Article II, V, VI and VII hereof.

14.4           At the end of the term or termination of this agreement, ECOC is responsible for purchasing excess raw materials and finished product that were purchased to meet forecast or minimum order quantity requirements.

ARTICLE XV - COMPLETE AGREEMENT

15.1           The nondisclosure and secrecy agreements identified in this Agreement and the foregoing, together with and Addenda issued and accepted pursuant to this Agreement, represent the parties’ complete understanding with respect to the subject matter hereof, superseding all other understandings, written or oral, relating hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

DIC IMAGING PRODUCTS USA, LLC	ECOLOGY COATINGS, INC.

By:  /s/ Yoshi Maruko                                                                         By:  /s/ Robert G. Crockett

Title:  President                                                                                    Title:  CEO

EXHIBIT I – ADDENDUM SPECIFICATIONS

Product Description:

Finished Product Specifications:

Raw Material Specifications:

Product Transfer Process Specifications:

Quality Control Requirements:

Aggregate Raw Material Costs:

Tolling Costs:

Shipping Costs:

Total Costs: